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                         CITICORP VENTURE CAPITAL, LTD.
                                 399 Park Avenue
                            New York, New York 10022

                                 March 25, 1999

CBF Mergerco, Inc.
c/o Bruckmann, Rosser, Sherrill & Co., L.P.
126 East 56th Street, 29th Floor
New York, New York  10022
Attention: Bruce Bruckmann

Dear Mr. Bruckmann:

            1. Commitment. This letter (the "Letter Agreement") will confirm the commitment of Citicorp Venture Capital, Ltd, a New York corporation ("CVC" or "us"), and its affiliates to provide or cause others to provide up to $52,500,000 in the aggregate of equity financing (the "Financing") (i) to CBF Mergerco Inc., a Delaware corporation (the "Company"), and (ii) to the Surviving Corporation (as defined in the Merger Agreement described below) on behalf of the Company by way of a rollover of shares of common stock of CORT (as defined below), in each case subject to the terms and conditions set forth herein; provided, that the proceeds from the Financing shall be used solely as part of the equity contribution required to affect the transactions (the "Transactions") described in the Agreement and Plan of Merger, by and among CORT Business Services Corporation, a Delaware corporation ("CORT"), CBF Holdings LLC, a Delaware limited liability company, and the Company (as amended from time to time, the "Merger Agreement"); and provided further, that the actual amount to be contributed by CVC pursuant to the Financing shall be reduced by an amount equal to half of the amount, if any, contributed to the equity capital of the Surviving Corporation by members of CORT's management and/or other third parties in connection with the Transaction and approved by CVC.

            2. Conditions. Our commitment to fund any obligation hereunder is subject to the satisfaction of the following conditions precedent with respect to the Transactions (collectively, the "Conditions"):

                  (a) all other conditions precedent to the Company's obligation to consummate the Transactions, other than with respect to any condition related to CVC's obligations under the Merger Agreement (if any) and hereunder, shall have been waived or satisfied to CVC's reasonable satisfaction;

                  (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition
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CBF Mergerco Inc.
March 25, 1999
Page 2


preventing the consummation of the Transactions shall be in effect; provided, however, that upon invoking this condition, BRS shall use reasonable efforts to have any such order or injunction vacated. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim against CORT, the Company, CVC or BRS by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal
(i) which if adversely determined would have a Material Adverse Effect (as defined in the Merger Agreement) on the Surviving Corporation or the ability of any party to this Letter Agreement or the Merger Agreement to perform its obligations hereunder or thereunder, or (ii) which challenges or seeks to challenge, restrain or prohibit the consummation of the Transactions.

            3. Termination. This commitment will be effective upon the Company's acceptance of the terms and conditions of this letter agreement and will expire, unless otherwise waived by CVC in its sole discretion, as of the earliest to occur of (i) October 31, 1999, and (ii) the termination of the Merger Agreement pursuant to the terms and conditions thereof.

            4. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the state of New York (excluding the provisions of such laws regarding conflicts of law).

            5. Assignment; Amendment and Waiver. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder may be assigned by CVC or the Company without the prior written consent of the other; provided, that CVC shall be entitled to assign its interests and obligations hereunder to any one or more of its affiliates without obtaining any such consent of the Company. Any provision of this Letter Agreement may be amended only with the prior written consent of CVC and the Company. Any provision of this Letter Agreement for the benefit of a party hereto may be waived by such party (either generally or in particular and either retroactively or prospectively), only by a written instrument signed by the party waiving compliance.

            6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices shall be effective only upon actual receipt.

            Notices to the Company shall be addressed to:

                  CBF Mergerco, Inc.
                  c/o Bruckmann, Rosser, Sherrill & Co., L.P.
                  126 East 56th Street, 29th Floor
                  New York, New York  10022
                  Attention: Bruce Bruckmann
                  (212) 521-3799 (telecopier)
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CBF Mergerco Inc.
March 25, 1999
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                  (212) 521-3706 (telephone)

            with a copy to (which shall not constitute notice to the Company):

                  Kirkland & Ellis
                  153 East 53rd Street
                  New York, NY  10022
                  Attention: Kirk A. Radke, Esq.
                  (212) 446-4900  (telecopier)
                  (212) 446-4940  (telephone)

or at such other address and to the attention of such other person as the Company may designate by written notice to CVC. Notices to CVC shall be addressed to:

                  Citicorp Venture Capital, Ltd.
                  399 Park Avenue
                  14th Floor, Zone 4
                  Attention:  Mr. James Urry
                  New York, NY  10022
                  (212) 888-2940  (telecopier)
                  (212) 559-2009  (telephone)

            with a copy to (which shall not constitute notice to CVC):

                  Kirkland & Ellis
                  153 East 53rd Street
                  New York, NY  10022
                  Attention:  Kirk A. Radke, Esq.
                  (212) 446-4900  (telecopier)
                  (212) 446-4940  (telephone)

or at such other address and to the attention of such other person as CVC may designate by written notice to the Company.

            7. Complete Agreement. This Letter Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

            8. No Third Party Beneficiaries. This Letter Agreement is not intended and shall not be deemed to confer any benefit upon any person or entity other than (i) the parties hereto
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CBF Mergerco Inc.
March 25, 1999
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and (ii) in the event that CVC fails to perform its obligations hereunder and the Company does not promptly take legal action to compel such performance, CORT.

            9. Headings. The headings contained in this Letter Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Letter Agreement.

            10. Confidentiality. Neither the Company nor CVC nor any of their respective representatives or affiliates shall disclose to any third party the terms or existence of this agreement without the written consent of the other, except as otherwise required by law.

                                    * * * * *
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                                        Very truly yours,

                                        CITICORP VENTURE CAPITAL, LTD.

                                        By: James A. Urry
                                           ---------------------------------
                                             Name:  James A. Urry
                                             Title: Vice President

Agreed and Accepted:

CBF MERGERCO INC.

By: /s/ Stephen C. Sherrill
   ---------------------------------
     Name:  Stephen C. Sherrill
     Title: President